NuTech Digital Announces Preliminary Unaudited
                             Third Quarter Revenues

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Los Angeles, October 14, 2004 NuTech Digital, Inc. (OTCBB: NTDL), is pleased to announce today its preliminary unaudited third quarter revenues for the quarter ending September 30, 2004.

NuTech revealed that revenue for its third quarter ended September 30, 2004 will be in excess of $1.35 million. This figure represents a 42% increase over the same quarter in 2003. The YTD revenues for September 30, 2004 total over $3.95 million, thereby surpassing the entire 2003 fiscal year total of $3.74 million.

"We are pleased with our preliminary results. Based on this current growth, we should surpass $5.25 million in sales. This is our biggest third quarter in company history. This clearly demonstrates NuTech Digital is on track to perform up to its strategic plans and continues to make progress toward achieving profitability," stated Lee Kasper, President of NuTech Digital, Inc. "NuTech's newly established growth trend should continue for the remainder of 2004 and into 2005. We believe the record September quarterly results are at the front end of a major expansion phase. We are implementing additional growth strategies, which could put us at the beginning of a much steeper growth curve and allow us to accelerate from September's record level."

About NuTech Digital

NuTech Digital is a leader in the home entertainment arena offering original and licensed content via a worldwide network of distributors, retailers and Internet entities. The Company recently launched its Platinum Concert Series with plans to produce and distribute 12 or more concert DVDs annually featuring the biggest names in music today. The Company also enjoys a significant competitive advantage with its proprietary DRM technology which enables the secure distribution of high-resolution digital content via the Internet. NuTech's DRM platform allows its feature films, concerts, children's animated films, video games, karaoke software, Japanese animation and late night programming to be accessed via secure downloads, rented through pre-delivered DVDs, and included in online subscription services. The Company also facilitates authoring services and production to content providers in the entertainment industry. . Our Company's public financial information and filings can be viewed on our web site at http://www.nutechdigital.tv

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause NuTech Digital, Inc.'s results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in NuTech Digital, Inc.'s reports filed with the Securities and Exchange Commission.

FOR INVESTOR RELATIONS:
NuTech Digital Inc.
Lee Kasper 818-994-3831, Ext. 12
lee@nutechdigital.tv

Source: NuTech Digital, Inc.